Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No 333-162732) pertaining to the Omeros Corporation 2008 Equity Incentive Plan, the Omeros Corporation Second Amended And Restated 1998 Stock Option Plan, the Nura, Inc. 2003 Stock Option Plan, the Omeros Corporation Stock Option Grant to Gregory A. Demopulos, M.D., and the Omeros Corporation Stock Option Grant to Pamela Pierce Palmer, M.D., Ph.D., of our report dated March 31, 2010, with respect to the consolidated financial statements of Omeros Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2009
/s/ Ernst & Young LLP
Seattle, Washington
March 31, 2010